Exhibit 99.1

Sacks Parente Announces 1-For-10 Reverse Stock Split

CAMARILLO, CA, July 24, 2024 – Sacks Parente Golf Company, Inc. (Nasdaq: SPGC) (“SPG” or the “Company”), a technology forward golf company with a growing portfolio of golf products, including putters, golf shafts, golf grips, and other related accessories, announces that its board of directors has approved a 1-for-10 reverse stock split of the Company’s common stock.

The reverse stock split will become effective on July 30, 2024 at 12:01 am, Eastern Time, (“Effective Time”) and the Company’s common stock is expected to begin trading on a reverse stock split-adjusted basis on The Nasdaq Capital Market (“Nasdaq”) on July 30, 2024 at market open under the existing ticker symbol, “SPGC.” The reverse stock split is intended to increase the price per share of the Company’s common stock to allow the Company to demonstrate compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq, among other benefits.

As of the Effective Time, every 10 shares of the Company’s issued and outstanding common stock will be combined into one share of common stock. The par value per share of our common stock will remain unchanged at $0.001. Proportional adjustments will be made to the number of shares of common stock issuable upon the exercise of the Company’s equity awards, options, and warrants, as well as the applicable exercise price, and the number of shares authorized and reserved for issuance pursuant to the Company’s equity incentive plans.

No fractional shares will be issued as a result of the reverse stock split; rather, the Company will issue a cash payment equal to the value of the fractional shares, so no stockholder will hold fractional shares following the reverse stock split.

The Company’s transfer agent, VStock Transfer, LLC, will serve as the exchange agent for the reverse stock split. Registered stockholders holding pre-reverse stock split shares of common stock electronically in book-entry form are not required to take any action to receive post-reverse stock split shares. Those stockholders who hold their shares in brokerage accounts or in “street name” will have their positions automatically adjusted to reflect the reverse stock split, subject to each broker’s particular processes, and will not be required to take any action in connection with the reverse stock split.

About Sacks Parente Golf

Sacks Parente Golf, Inc. serves as the parent entity of technology-forward golf companies that help golfers elevate their game. With a growing portfolio of golf products, including putters, golf shafts, golf grips, and other golf-related accessories, the Company’s innovative accomplishments include: the First Vernier Acuity putter, patented Ultra-Low Balance Point (ULBP) putter technology, weight-forward Center-of-Gravity (CG) design, and pioneering ultra-light carbon fiber putter shafts.

In consideration of its growth opportunities in golf shaft technologies, the Company expanded its manufacturing business in April of 2022 to develop the advanced Newton brand of premium golf shafts by opening a new shaft manufacturing facility in St. Joseph, MO. It is the Company’s intent to manufacture and assemble substantially all products in the United States, while also expanding into golf apparel and other golf-related product lines to enhance its growth.

The Company’s future expansions may include broadening its offerings through mergers, acquisitions or internal developments of product lines that are complementary to its premium brand. The Company currently sells its products through resellers, the Company’s websites, Club Champion retail stores, and distributors in the United States, Japan, and South Korea. For more information, please visit the Company’s website at https://sacksparente.com/.

Media Contact for SPG:

Beth Gast

BG Public Relations

beth.gast@bgpublicrelations.com

Investor Contact for SPG:

CORE IR

516-222-2560

investors@sacksparente.com